Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President and CFO
517/372-9200

Neogen reports 12% increase in net income

LANSING, Mich., March 23, 2016 — Neogen Corporation (NASDAQ: NEOG) announced today that its net income for the third quarter of fiscal 2016, which ended Feb. 29, increased 12% to $8,311,000, when compared to the prior year’s $7,454,000. Earnings per share in the current quarter were $0.22, compared to $0.20 a year ago. Current year-to-date net income increased 11% over prior year to $26,707,000, or $0.71 per share, compared to $24,142,000, or $0.65 per share, for the same period a year ago.

Revenues for the third quarter of fiscal 2016 increased 12% to $76,725,000, from the previous year’s third quarter revenues of $68,409,000. This increase was aided by recent acquisitions completed by the company, and was achieved despite a shortfall of approximately $1.8 million in comparative revenues due to currency conversions. Overall organic growth for the company was 10% for the quarter. The quarterly revenue and net income results represent third quarter records for the 33-year-old company. Year to date fiscal 2016 revenues increased 13% to $231,196,000 from fiscal 2015’s $204,463,000.

“We achieved these third quarter results despite the continuing currency headwinds that most American companies with significant global revenue streams are now facing,” said James Herbert, Neogen’s chief executive officer and chairman. “Despite the challenges that negatively impacted our operating results, we are well-positioned globally to continue to grow Neogen well into the future.”

The third quarter was the 96th of the past 101 quarters that Neogen reported revenue increases as compared with the previous year — including all consecutive quarters in the last 11 years.

“Regulations and consumer demand aimed at improving the safety, quality and quantity of food are proliferating around the world, and Neogen is there to meet that demand,” said Richard Calk, Neogen’s president and chief operating officer. “Our products, services, and expertise fit extremely well within traditional food industry practices, as well as the emerging organic and antibiotic-free markets.”

Neogen’s gross margin was 45.9% in the third quarter, compared to 49.3% for fiscal 2015’s third quarter. Factors contributing to the change in gross margin included a shift in mix toward product lines with lower gross margins, adverse currency translations, incremental revenue from acquisitions that have gross margins lower than the company’s historical average, and standard cost adjustments. Operating income was $11.3 million, or 14.7% of sales, in the current quarter, compared to $12.2 million, or 17.8%, in the third quarter of the company’s 2015 fiscal year. The reduction in operating income percentage was the result of the reduction in gross margin percentage. Pre-tax income was favorably impacted by net gains from currency hedging activities, recorded through other income, and increased interest income. Neogen’s effective tax rate for the current quarter was 28.8%, compared to 36.3% in the prior year quarter, due to utilization of research and development tax credits.

“As in recent quarters, conversions to the U.S. dollar from the euro, the British pound, the Brazilian real, and the Mexican peso continued to negatively impact Neogen’s top and bottom lines. In our third quarter, the adverse currency effect resulted in us reporting approximately $0.02 per share of earnings less than we would have reported in a neutral currency environment,” said Steve Quinlan, Neogen’s chief financial officer. “Despite this, our Mexican subsidiary was still able to achieve a 7% increase in sales in dollars in the third quarter; after increasing 28% in pesos. The currency impact was especially pronounced at our Brazilian subsidiary, where a 48% sales increase for the quarter in local currency was reduced to a 0.3% increase once those sales were converted to dollars. Revenues from Neogen’s Scotland-based subsidiary declined 1% in dollars, but were 4% higher in local currency, for the third quarter of the 2016 fiscal year.”

Revenues for the company’s Animal Safety segment increased 16% during the third quarter, almost entirely organic, compared to the prior year. As in the second quarter of the current fiscal year, the third quarter was aided by a new distribution agreement with a large equipment manufacturer in the commercial dairy industry.

Sales of the company’s rodent control products increased 60% in the current quarter compared to the same period in the prior year, as Neogen increased its contract manufacturing of rodenticides and continued to gain share in its retail markets. In the third quarter, Neogen also recorded a large increase in sales of its agricultural insect control products manufactured and marketed by Chem-Tech, when compared to the prior year. Neogen acquired Chem-Tech’s highly effective insecticides in January 2014, and the product line has continued to grow under the company’s ownership. Neogen’s Prozap® insecticide brand is well known in the large animal production industry, and is particularly popular with dairy and equine producers. These revenue increases more than offset declines in revenues from sales of the company’s veterinary instruments, and cleaner and disinfectant product lines for the quarter.

In the third quarter of 2016, revenues from the company’s GeneSeek® animal genomic operations in Lincoln, Neb., increased approximately 24% when compared to fiscal 2015. As in the second quarter of the current fiscal year, the third quarter growth resulted primarily from increases in the genomic testing of poultry and swine.

In the current year third quarter, revenues for the company’s Food Safety segment increased 8% compared to the prior year, aided in part by the August 2015 acquisition of Lab M. Overall organic growth for the Food Safety segment was 4% for the quarter, and 10% in constant currency. The current third quarter Food Safety sales performance was led by a 19% increase in sales of Neogen’s rapid tests for food allergens, such as gluten and peanuts. This increase was aided by increasing global food allergen regulatory efforts, and strong initial sales of Neogen’s new product to simultaneously detect six tree nuts (i.e., almond, hazelnut, pecan, walnut, cashew, and pistachio) with one test.

Sales of Neogen’s Acumedia® dehydrated culture media into traditional domestic culture media markets, including animal vaccine and cell culture market segments, increased 24% in the current quarter when compared to the prior year. The company’s sales of its AccuPoint® Advanced Sanitation Monitoring System products increased 14% in the third quarter, and sales of Neogen’s tests for Listeria increased 18% in the quarter as the food industry continues to respond to recent outbreaks. These revenue increases offset a decline in revenues from sales of the company’s mycotoxin test kits, as relatively clean grain crops compared to the prior year lowered worldwide demand for mycotoxin testing.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Feb. 29/28		Nine months ended Feb. 29/28
	2016	2015	2016	2015
Revenue
Food Safety	$34,598	$31,965	$106,312	$95,883
Animal Safety	42,127	36,444	124,884	108,580

Total revenue	76,725	68,409	231,196	204,463
Cost of sales	41,529	34,706	119,985	102,476

Gross margin	35,196	33,703	111,211	101,987
Operating expenses
Sales & marketing	13,953	12,655	41,727	37,617
Administrative	7,538	6,522	21,081	18,629
Research & development	2,451	2,366	7,642	7,245

Total operating expenses	23,942	21,543	70,450	63,491

Operating income	11,254	12,160	40,761	38,496
Other income (expense)	385	(526)	(492)	(728)

Income before tax	11,639	11,634	40,269	37,768
Income tax	3,350	4,225	13,550	13,625

Net income	$8,289	$7,409	$26,719	$24,143
Net loss (income) attributable to non-controlling interest	$22	$45	$(12)	$(1)

Net income attributable to Neogen Corp	$8,311	$7,454	$26,707	$24,142
Net income attributable to Neogen Corp per diluted share	$0.22	$0.20	$0.71	$0.65
Other information:
Shares to calculate per share	37,958	37,536	37,858	37,399
Depreciation & amortization	$3,149	$2,681	$8,829	$7,852
Interest income	120	66	238	158
Gross margin (% of sales)	45.9%	49.3%	48.1%	49.9%
Operating income (% of sales)	14.7%	17.8%	17.6%	18.8%
Revenue increase vs. FY 2015	12.2%		13.1%
Net income vs. FY 2015	11.5%		10.6%

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED

BALANCE SHEET DATA

(In thousands)

	Feb. 29 2016	May 31 2015
	(Unaudited)	(Audited)
Assets
Current assets
Cash & investments	$125,158	$114,164
Accounts receivable	56,156	59,208
Inventory	65,448	51,601
Other current assets	8,178	6,222

Total current assets	254,940	231,195
Property & equipment, net	51,901	44,473
Goodwill & other assets	125,400	116,513

Total assets	$432,241	$392,181
Liabilities & Equity
Current liabilities	$27,782	$25,456
Other long-term liabilities	16,585	15,762
Equity: Shares outstanding 37,524 in Feb. & 37,128 in May	387,874	350,963

Total liabilities & equity	$432,241	$392,181

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